Exhibit 10.03

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of October 29, 2010, by and between SG Blocks, Inc. (the “Company”) and Paul Galvin (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive under the terms and conditions specified herein, and the Executive desires to be so employed by the Company.

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, the parties hereto agree as follows:

1.           Term.  The Company shall employ the Executive pursuant to the terms set forth in this Agreement effective as of October 29, 2010 (the “Effective Date”), and this Agreement shall continue in effect, unless terminated earlier pursuant to paragraph 4, until the third anniversary of the Effective Date (the “Term”).  Negotiations regarding any extension of the Term shall commence promptly no later than 60 days prior to the end of the Term.

2.           Duties and Authority.

(a)           During the Term the Executive will be employed as the Chief Executive Officer of the Company and will have such responsibilities and duties as are customarily attendant to his position as may be specified from time to time by the Board of Directors of the Company (the “Board”) or its designee.  The Executive shall report directly to the Board of Directors or its designee. The Executive shall also serve as the Chief Executive Officer or equivalent position in the Company’s subsidiaries.  The Executive agrees to devote substantially all of his business time and energies to the business of the Company.

(b)           Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing Executive’s passive personal investments, and (iv) acquiring an equity interest in subsidiaries of the Company so long as such activities in the aggregate do not materially interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.

3.           Compensation and Benefits.  In full consideration for all services rendered by the Executive during the Term, the Executive will receive the following compensation and benefits during the Term:

(a)           Base Salary.  During the Term the Executive shall receive an annual base salary of two hundred forty thousand dollars ($240,000) less applicable federal, state and local taxes and withholdings, payable in accordance with the customary payroll practices of the Company (“Base Salary”).

(b)           Annual Bonus.  For each full calendar year during the Term, the Executive will be eligible to receive an annual bonus (“Annual Bonus”) as determined at the discretion of the Board.

(c)           Equity Plan.  In the event the Board of Directors of the Company establishes an equity plan for senior executives at Executive’s level, Executive shall be eligible to participate in such plan pursuant to the terms of the plan.  Executive understands such plan will be in the discretion of the Board of Directors of the Company.

(d)           Expense Reimbursement.  The Executive will be reimbursed for all appropriate business expenses that are approved and recorded in accordance with the policies of the Company or any of its affiliates, as appropriate, as in effect from time to time, to the extent such policies are consistent with Code Section 409A.

(e)           Employee Benefits.  The Executive shall be entitled to participate in all of the applicable benefit plans of the Company, pursuant to the terms of the plans, at a level of participation commensurate with other executives at his level.  The Company may, at any time or from time to time, amend, modify, suspend or terminate any benefit plans or programs contemplated hereunder in this section 3(e) for any reason and without the Executive’s prior written consent if such modification, suspension or termination is consistent for similarly situated employees.  However, Executive and his family shall be covered by health insurance at the Company’s expense throughout the Term.

(f)           Vacation. The Executive shall accrue 20 days of vacation with pay per year.

4.           Termination of the Executive’s Employment.

(a)           Death.  The Executive’s employment shall terminate immediately upon his death.

(b)           Disability.  The Executive’s employment shall terminate immediately upon the Executive being Disabled.  “Disabled” or a “Disability” shall mean a determination by the Company, as a result of a physical or mental illness, that Executive is unable to perform the essential functions of his job, with or without a reasonable accommodation, and he has been unable to do so for a period of not less than 90 days during any 365 day period during the Term.

(c)           By the Company.  The Company may terminate the Executive’s employment in its sole discretion at any time during the term, with or without “Cause” (as defined below), upon written notice by the Company to the Executive, and the Executive’s employment will terminate on the date notice is given or such date selected by the Company, in its sole discretion; provided, however, that the termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board setting forth the particular clause below that has triggered the termination for Cause.  “Cause” shall mean (i) the Executive’s willful failure to follow the lawful directions of the Board, provided such directions are consistent with the status, scope and dignity of the Executive’s position with the Company; (ii) willful acts of dishonesty, theft or fraud by Executive resulting or intending to result in personal gain or enrichment of Executive or any other person or entity at the expense of the Company; (iii) any act of a crime constituting a felony or fraud or dishonesty by the Executive that is being investigated by a federal, state or local governmental agency or authority which, in the reasonable judgment of the Company, may result in an indictment of the Executive; (iv) indictment, conviction of or entering of a plea of nolo contendere or the equivalents of such for a crime constituting a felony or in respect of an act of fraud or dishonesty, provided that such indictment is not dismissed within 10 days of its issuance; (v) willful misconduct by the Executive that is or will be injurious financially to the Company, including without limitation actions which result in a claim or lawsuit being threatened or filed against Company or any of its affiliates based on Executive’s actions, or (vi) any other material breach of this Agreement by the Executive; provided, however, in the case of clause (vi), the Executive shall be entitled to written notice from the Company upon the Company’s knowledge of the first occurrence of such breach and 10 days to cure the deficiency leading to the Cause determination, if such deficiency is curable.

(d)           By the Executive.  The Executive may terminate his employment with the Company during the Term upon at least 90 days prior written notice to the Company, with or without “Good Reason” (as defined below), and the Executive’s employment will terminate upon the expiration of such 90 day period after such notice is given.  “Good Reason” shall mean (i) a reduction in the Executive’s Base Salary; (ii) a material adverse diminution in the Executive’s title, responsibilities, position, or duties or any material change of the Executive’s primary responsibilities, in each case without the Executive’s prior written consent; (iii) the relocation by the Company of the Executive’s principal office of more than 30 miles, other than a relocation to any location in New York City or within a reasonable proximity to New York City or a relocation initiated by the Executive or to which the Executive has consented in writing; or (iv) a material breach of this Agreement by the Company; provided, however, in each case, the Company shall be entitled to written notice from the Executive of the first occurrence of such breach within 90 days of its occurrence and 30 days to cure the deficiency, if such deficiency is curable.  Executive’s termination with Good Reason must occur within one year of the first occurrence of such breach.

(e)           Following a Change in Control.  If Executive’s employment is (i) terminated by the Company or its successor, without Cause, and not due to his Disability, death, voluntary resignation or (ii) terminated by the Executive with Good Reason, within six months of a Change in Control (as hereinafter defined), the Executive shall be entitled to receive a Change in Control Payment (as hereinafter defined) with respect to such termination.  Termination of employment shall have the same meaning as separation from service under Code Section 409A and Regulation Section 1.409A-1(h).

(f)           “Change of Control” means and includes each of the following:

(1)           the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than

(i)           an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(ii)           an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(iii)           an acquisition of voting securities pursuant to a transaction described in subsection (ii) below that would not be a Change of Control under subsection (ii), or

(iv)           by a group consisting of TAG Partners, LLC, Steve Armstrong and Bruce Russell or their respective affiliates;

Notwithstanding the foregoing, neither of the following events shall constitute an “acquisition” by any person or group for purposes of this subsection (1): an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(2)           the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, or business combination, a sale or other disposition of all or substantially all of the Company’s assets, in each case, other than a transaction

(i)           which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)           after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this paragraph (2) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction;

For purposes of subsection (i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of Company’s stockholders, and for purposes of subsection (ii) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

(g)           Notwithstanding the foregoing, the following events shall not constitute a “Change of Control”: (i) a mere reincorporation of the Company; (ii) a transaction undertaken for the sole purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction; (iii) the Company’s (or any successor entity’s) initial public offering of its equity securities; (iv) the Company becoming public by a reverse merger with a publicly-traded entity ; or (v) a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

(h)           For purposes of the definition of Cause and Good Reason, an act or failure to act by a party will not be deemed “willful” if done, or omitted to be done, in good faith without knowledge or awareness of the related violation or breach, and with reasonable belief that his/its action or omission was not materially detrimental to the other party.

(i)           The effective date of any termination of the Executive’s employment to this paragraph 4 shall be referred to herein as the “Termination Date.”

5.           Payment Upon Termination of Employment.

(a)           Without Cause and Good Reason Termination.   If, during the Term, except as set forth in subparagraph (d) below, the Executive’s employment with the Company is terminated by the Company without Cause or the Executive terminates employment for Good Reason (each a “Qualifying Termination”), the Executive will be entitled to the following (less applicable federal, state and local withholdings), which shall be paid in accordance with the Company’s regular payroll dates beginning on the 60th day after the Termination Date, provided Executive has fulfilled his obligations under Section 5(f):

(1)	Accrued and unpaid salary and benefits to which the Executive has become entitled under this Agreement or otherwise as of the Termination Date (“Accrued Compensation”);

(2)	An amount equal to one year of the Executive’s Base Salary;

(3)	Continuation of family benefits at the Company’s expense, for the lesser of (i) one year, or (ii) until such time as Executive and his family are eligible for benefits from another source; and

(4)
A lump sum payment in an amount equal to a prorated portion of the greater of (i) any annual bonus payable in the year in which Executive’s termination of employment occurs or (ii) Executive’s annual bonus in the year preceding the year of termination of employment.  Such bonus shall be payable at the time when the Company pays Annual Bonuses for the calendar year in which the Termination Date occurs.

Notice by the Company to the Executive of its intention not to renew this Agreement, in accordance with paragraph 5(d) of this Agreement (including a required termination of his employment hereunder), shall not be deemed a termination without Cause or for Good Reason.

(b)           Termination For Cause or Termination By the Executive Without Good Reason; Death or Disability.  If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason or in the event of the death or disability of the Executive, the Executive (or his estate, if appropriate) shall only be entitled to receive his Accrued Compensation, and his expenses incurred but not yet paid to the Executive.  In addition, in the event of a termination by the Company for Cause or by the Executive without Good Reason, all of the Executive’s options and other equity compensation (whether vested or unvested) shall terminate and be forfeited as of the date of termination of employment.

(c)           Following a Change in Control.  If Executive’s employment is terminated under the circumstances set forth in Section 4(e) above, the Executive shall receive Accrued Compensation and 18 months of Executive’s base salary.  Such payments shall be paid in accordance with the Company’s regular payroll dates beginning on the 60th day after the Termination Date, provided Executive has fulfilled his obligations under Section 5(f).

(d)           Non-Renewal.  The Company may, at any time more than 60 days prior to the end of the Term, notify the Executive that the Term will not be extended.  Executive shall receive the Accrued Compensation.

(e)           No mitigation.  In the event of any termination of employment, the Executive will be under no obligation to seek other employment, and there will be no offset against amounts due him on account of any remuneration attributable to any subsequent employer or claims asserted by the Company; provided, however, continuing benefit coverage will cease in the event the Executive commences subsequent employment which provides benefit coverage.

(f)           Release Agreement.  Any payments made pursuant to this paragraph 5 are contingent upon the Executive executing a Release Agreement in the form attached as Exhibit A.

6.           Confidentiality Agreement and Assignment of Intellectual Property.

(a)           Executive understands that during the Term, he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”).  Executive agrees to observe all Company policies and procedures concerning such Confidential Information.  Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information in the good faith performance of his duties for the Company.  Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of Executive or any representative of Executive.  Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

(b)           During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control.  Executive may retain the Executive’s rolodex and similar address books, provided however, that such items only include contact information.

(c)           Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment.  Executive agrees that the Company owns any such Creations, conceived or made by Executive alone or with others at any time during his employment, and Executive hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable.  These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company.  The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from his work at the Company.

7.           Competitive and Other Activity.  The Executive acknowledges and agrees that a principal consideration for the agreement to make the payments provided in this Agreement by the Company to the Executive is the Executive’s compliance with the undertakings set forth in this paragraph 7.

(a)           Covenant Not to Compete.  During the Executive’s employment hereunder and for 18 months after the termination of the Executive’s employment with the Company for any reason (except that if Executive’s employment is terminated for Cause, for 24 months after the termination), the Executive will not, without the prior written consent of the Company, directly or indirectly, whether individually, as a director, stockholder, partner, owner, employee, consultant, or agent of any business, or in any other capacity, other than on behalf of the Company or any of its subsidiaries or affiliates,

(1)
own, manage, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any Competitor.  The term “Competitor” shall mean anyone in a business competitive with the current or planned business of the Company;

(2)
solicit the business of, attempt to solicit the business of, or perform any such services for, any person or entity that is a Client of the Company or any of its subsidiaries or affiliates.  The term “Client,” as used in this subparagraph applies to any person or entity that is or was a client of the Company during the 12 month period prior to the date the Executive ceases to be associated with the Company;

(b)           Nothing in this Agreement shall prevent the Executive from owning directly or indirectly for passive investment purposes not intended to circumvent this Agreement, less than two percent (2%) of the publicly traded equity securities of any Competitor (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

(c)           Non-Solicitation or Hire.  During the Executive’s employment hereunder and for 18 months after the termination of the Executive’s employment with the Company for any reason (except that if the Executive’s employment is terminated for Cause, for 24 months after the termination), the Executive will not, without the prior written consent of the Company, directly or indirectly, for the Executive’s own account or for the account of any other person or entity with which the Executive is or shall become associated in any capacity, (i) solicit for employment, (ii) hire, or (iii) solicit to interfere with the business of the Company or any subsidiary or affiliate of the Company, any officer, employee, agent, consultant, or independent contractor of the Company or its subsidiaries or affiliates.

(d)           Cooperation with the Company.  During the Executive’s employment hereunder and after the termination of the Executive’s employment with the Company for any reason, the Executive will make himself available to the Company and its affiliated companies upon reasonable requests by the Company and its affiliated Company and its affiliated companies or their attorneys with respect to any potential or actual claims that may be brought by or against the Company or its affiliated companies or any of its or their predecessors (“Potential or Actual Claims”).  Unless requested by the Company or its agents or attorneys, Executive shall not discuss with, be consulted by, act as a witness for, provide documents to or in any way assist any individuals or entities (or their agents or attorneys) regarding any Potential or Actual Claims, or otherwise believes his compliance is required by law, Executive shall notify the General Counsel or the Company promptly to permit the Company an opportunity to respond to such before he takes any action or makes any decisions regarding such subpoenaed in connection with any Potential or Actual Claims, or otherwise believes his compliance is required by law, Executive shall notify the General Counsel of the Company promptly to permit the Company an opportunity to respond to such before he takes any action or makes any decisions regarding such subpoena or other purported legal obligation.  The Company shall reimburse Executive for reasonable out-of-pocket expenses (not including attorney’s fees; provided that such might be paid in the event covered by the Company’s or its affiliates’ D&O insurance) incurred as a result of Executive’s compliance with this provision.

(e)           Remedy for Breach.  The Executive hereby acknowledges that the provisions of this paragraph 7 and paragraph 6 are reasonable and necessary for the protection of the Company and its subsidiaries and affiliates. The Executive further acknowledges that the Company and its subsidiaries and affiliates may be irreparably harmed if such covenants are not specifically enforced.  Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, including claims for damages, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from an actual or threatened breach of such covenants.  In addition, and without limiting the Company’s other remedies, in the event of any breach by the Executive of such covenants, the Company will have no obligation to pay any future amounts as provided under paragraph 5 of this Agreement on or after the date of such breach.

(f)           Restrictive Modification.  If any of the rights or restrictions contained herein, including but not limited to this paragraph 7 and paragraph 6, shall be deemed to be unenforceable by reason of the extent, duration or geographical scope of such rights or restrictions, the parties hereby agree that a court of competent jurisdiction shall reduce such extent, duration and geographical scope and enforce such right or restriction in its reduced form for all purposes in the manner contemplated hereby; provided that such extent, duration and geographical scope shall only be reduced to the extent necessary in order to make such right or restriction enforceable.

8.           Indemnification.  The Company shall indemnify and hold the Executive harmless from any liabilities arising out of, or related to, his employment as an employee, officer and, if applicable, director of the Company and its subsidiaries and affiliates to the maximum extent allowable by law, provided such liabilities do not arise out of or relate to any fraudulent or criminal activity of Executive.

9.           Miscellaneous.

(a)           Restrictive Covenants.  The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

(b)           Jurisdiction.  The parties agree irrevocably to submit to the exclusive jurisdiction of the state or federal courts located in the State of New York, County of New York, for the purposes of any suit, action or other proceeding brought by any party arising out of a breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claims that they are not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.

(c)           Notice.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing, as follows:

If the Company, to:

[                                ]
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With a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York  10022
Attn:  Kenneth A. Schlesinger

If the Executive, to his home address set forth in the records of the Company.

30 West St.
Apt. 22A
NY, NY 10004

(d)           Entire Agreement.  This Agreement supersedes any and all existing agreements between the Executive and the Company relating to the terms and conditions of the Executive’s employment.

(e)           Amendments and Waivers.  No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the Executive and the Company.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f)           Successors and Assignability. This Agreement shall be binding upon and inure to the benefit of the Executive and the Company.  Neither this Agreement nor any of the rights of the parties hereunder may be assigned by either party hereto except that the Company may assign its rights and obligations hereunder to a corporation or other entity that acquires substantially all of its assets.  Any assignment or transfer of this Agreement in violation of the foregoing provisions will be void.  If Executive should die after his Termination Date and while any amount payable hereunder would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devises, legates or other designees or, if there is no such designee, to Executive’s estate.

(g)           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof.

(h)           Withholdings.  The Company shall withhold from any benefit provided or payment due hereunder the amount of withholding taxes due any federal, state, or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

(i)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

(j)           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

(k)           Severability.  If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement will remain in effect, and if such provision is inapplicable to any person or circumstance, it will nevertheless remain applicable to all other persons and circumstances.

(l)           Survival.  The Executive’s obligations in paragraphs 6 and 7 will survive the termination of this Agreement.  The Company’s obligations in paragraphs 5 and 8 will survive the termination of this Agreement.

10.           Code Section 409A.  The compensation and benefits payable under this Agreement, including without limitation the severance benefits described in Section 5, are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code by virtue of combination for the short-term deferral exception and the exception for certain payments made upon involuntary separation from service.  To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.  To the extent that any compensation or benefits hereunder constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, the following rules shall apply:

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

All reimbursements under this Agreement shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SG BLOCKS, INC.

By:	/s/ Paul M. Galvin
Name:
Title:

By:	/s/ Jennifer Strumingher
	Name:	Jennifer Strumingher
	Title:	Chief Admin Officer